Exhibit (r)(2)

Code of Ethics

As Required by Rule 204A-1 of the Investment Advisers Act of 1940 &

Rule 17j-1 of the Investment Company Act of 1940

January 2017

CONFIDENTIAL: FOR INTERNAL COMPANY USE ONLY

CODE OF ETHICS

TABLE OF CONTENTS

I. INTRODUCTION	1

II. DEFINITIONS	1

III. STANDARDS OF BUSINESS CONDUCT	4

IV. MATERIAL NON-PUBLIC INFORMATION | INSIDER TRADING	5

A. Insider Trading Policy Statement	5

B. What Is Material Information?	5

C. What Is Nonpublic Information?	6

D. What Is Insider Trading?	6

E. Who Is an Insider?	6

F. What Are the Penalties for Insider Trading?	7

G. Procedures Designed to Detect and Prevent Insider Trading	7

V. REPORTING OF PERSONAL SECURITIES TRANSACTIONS	8

A. Initial Holdings Report	8

B. Annual Holdings Report	9

C. Duplicate Confirmations and Brokerage Account Statements	9

D. Quarterly Transaction Reports	9

E. Exceptions from Reporting Requirements	9

F. Confidentiality of Reporting Under Code of Ethics	10

VI. PRE-CLEARANCE PROCEDURES	10

A. Obtaining Pre-Clearance	10

B. Time of Clearance	10

C. Form & Records	11

D. Factors Considered in Pre-Clearance of Personal Transactions	11

E. Monitoring of Personal Transactions After Pre-Clearance	11

VII. PROHIBITED TRANSACTIONS	11

VIII. ADMINISTRATION OF THE CODE OF ETHICS	12

A. CODE VIOLATIONS & SANCTIONS	13

B. RECORDKEEPING & REVIEW	13

IX. CONFLICTS OF INTEREST	14

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CODE OF ETHICS

I. INTRODUCTION

This Code of Ethics (the “Code”), together with the Vivaldi Asset Management, LLC Compliance Manual, establishes the standards of conduct and professionalism expected of Vivaldi Asset Management, LLC (“VAM” or the “Firm”) personnel. All Supervised Persons (as such term is defined below) must comply with this Code, as well as with all applicable rules and regulations.

The Code is designed to:

•	Educate VAM personnel about the Firm’s expectations regarding their conduct as well as the laws and principles governing their conduct;

•	Protect the Firm’s clients through the establishment of policies and procedures regulating behavior related to the clients’ interests and, in turn, deterring misconduct by VAM personnel;

•	Instill in VAM personnel that they are fiduciaries, in a position of trust, and must act with complete propriety and in the best interests of the Firm’s clients at all times;

•	Establish procedures for Supervised Persons, as such term is defined below, to help ensure compliance with the fiduciary and ethical principles espoused by the Code;

•	Protect the Firm’s reputation; and

•	Guard against violations of the Federal Securities Laws, as such term is defined below, including the standards set forth in Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

All questions or comments regarding this Code should be directed to VAM’s Chief Compliance Officer.

II. DEFINITIONS

Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in VAM’s Compliance Manual.

Access Person means a Supervised Person (as such term is defined below) who has access to nonpublic information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. A Supervised Person who has access to nonpublic information regarding the portfolio holdings of affiliated mutual funds is also an Access Person.

Advisers Act means the Investment Advisers Act of 1940, as amended.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. Supervised Persons must provide a copy of their Automatic Investment Plan documents to the Chief Compliance Officer and obtain approval from her prior to its institution.

Beneficial Ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended. Under Rule 16a-1(a)(2), beneficial owner means any person who, directly or indirectly through any contract, arrangement, understanding, relationship or otherwise has or shares a direct

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or indirect pecuniary interest in any Security. Although the list is not exhaustive, a Supervised Person (as such term is defined below) would be the beneficial owner of the following:

•	Securities held in the Supervised Person’s own name;

•	Securities held with another in joint tenancy, as tenants in common, as tenants by the entirety or in other joint ownership arrangements;

•	Securities held by a bank or broker as a nominee or custodian in the Supervised Person’s name or pledged as collateral for a loan; and

•	Securities owned by a corporation, trust, partnership or other entity, which the Supervised Person controls, either directly or indirectly, or which is under the Supervised Person’s common control.

Business Contacts means other investment advisers and asset managers, brokers and securities salespersons, law firms, accounting firms, suppliers and vendors, and any other individual or organization with whom VAM has or is considering a business or other relationship, including members of the press and trade organizations. For purposes of this Code, multiple individuals employed by the same entity shall be considered a single business contact.

CCO means VAM’s Chief Compliance Officer or her designee.

Covered Securities refers to any Security that an Access Person must report to the CCO through the Firm’s compliance software system, Financial Tracking. For purposes of this Code, Covered Securities will not include:

•	Direct obligations of the U.S government (ex: treasury securities);

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market mutual funds;

•	Shares issued by unaffiliated open-end mutual funds;

•	Shares issued by unit investment trusts that are invested exclusively in one or more unaffiliated open-end mutual funds; and

•	Exchange Traded Funds (“ETFs”) if they hold more than fifteen (15) positions.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Federal Securities Laws means the Securities Act (as such term is defined below), the Exchange Act, the Investment Company Act (as such term is defined below), the Advisers Act, Title V of the GLBA (as such term is defined below), the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act of 1970, each as amended, as it applies to investment advisers, and any rules adopted by the SEC or the U.S. Department of the Treasury.

GLBA means the Gramm-Leach-Bliley Act.

Immediate Family means any of the following relationships sharing the same household: child or stepchild; grandchild; parent, stepparent, grandparent; spouse; sibling; mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. In addition, the term covers adoptive relationships, as well as minor children not sharing the same household (ex: attending boarding school) or dependents not sharing the same household but for whose benefit any accounts have been established over which an Access Person maintains control.

Initial Public Offering means an offering of securities registered under the Securities Act, the issuer of which,

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immediately before registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

Investment Company Act means the Investment Company Act of 1940, as amended.

Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder. Securities issued by any private collective investment vehicle, commonly referred to as a hedge fund, are included within this term.

Pecuniary Interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. An indirect pecuniary interest includes:

•	Securities held by a member of an Access Person’s Immediate Family. Access Persons may request that a member of their Immediate Family be excluded from the reach of the Code by contacting the CCO and demonstrating why such exclusion would be appropriate.

•	A general partner’s proportionate interest in the portfolio securities held by a general or limited partnership.

•	A person’s right to dividends that are separated or separable from the securities.

•	A trustee’s pecuniary interest in securities holdings of a trust and any pecuniary interest of any immediate family member of such trustee (such pecuniary interest being to the extent of the beneficiary’s pro rata interest in the trust).

•	A beneficiary of a trust if:

o	The beneficiary shares investment control with the trustee (such pecuniary interest being to the extent of the beneficiary’s pro rata interest in the trust); or

o	The beneficiary has investment control with respect to a trust transaction without consultation with the trustee.

•	Remainder interests do not create a pecuniary interest unless the person with such interest has the power, directly or indirectly, to exercise or share investment control over the trust.

•	A settlor or grantor of a trust if such person reserves the right to revoke the trust without the consent of another person, unless the settlor or grantor does not exercise or share investment control over the securities.

A shareholder will not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a Security.

Restricted List means the list of securities, and derivatives securities (ex: options) thereon, in which trading by Supervised Persons is prohibited.

SEC means the United States Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended.

Security generally will have the meaning set forth in Section 202(a)(18) of the Advisers Act and includes, but is not limited to, the following:

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•	Any note, stock, treasury stock, security future, bond, debenture or evidence of indebtedness;

•	Any certificate of interest or participation in any profit-sharing agreement;

•	Any collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, or certificate of deposit for a Security;

•	Any fractional undivided interest in oil, gas or other mineral rights;

•	Any put, call, straddle, option, or privilege on any Security (including a certificate of deposit) or on any group or index of securities;

•	Any put, call straddle, option, or privilege entered into on a national securities exchange relating to foreign currency; or

•	In general, any interest or instrument commonly known as a “Security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

Supervised Person means any member, officer, director, manager or employee, intern, temporary, and/or contract employee as applicable to VAM’s business, or other person occupying a similar status or performing similar functions for VAM, or any other person who is subject to the supervision and control of the Firm. For the avoidance of doubt, outside consultants assisting the Firm are not considered Supervised Persons, nor are employees, interns or temporary contract employees who perform a purely administrative, clerical or support function and do not therefore have access to confidential or proprietary information regarding VAM’s clients and/or investment advisory activities, as determined by the CCO. All VAM personnel are presumed to be Supervised Persons under the Code unless the CCO makes a determination to the contrary regarding a particular individual (in which case such determination will be communicated to the individual(s) in question).

III. STANDARDS OF BUSINESS CONDUCT

VAM seeks to foster a reputation for integrity and professionalism. The Firm views its reputation as a vital business asset and values the trust placed in it by its clients. The Firm has adopted this Code to further protect its reputation and to ensure compliance with federal securities laws, as well as to meet the fiduciary duty owed to its clients.

As a fiduciary, the Firm has an affirmative duty of care, honesty, loyalty and good faith to act in the best interests of its clients. VAM views its clients’ interests as of paramount importance and believes that its clients’ interests come before the Firm’s interests. To that end, the Firm strives to identify and avoid potential conflicts of interest and, where actual conflicts do arise, take appropriate action to mitigate such.

A.         Prohibited Behaviors

Supervised Persons must not, directly or indirectly:

•	Employ any device, scheme or artifice to defraud a client or prospective client;

•	Knowingly make to a client or prospective client any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice or course of conduct that is fraudulent, deceptive or manipulative, including the making of statements that omit material facts;

•	Knowingly buy or sell a Security requiring pre-approval without obtaining such pre-approval;

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•	Use his or her position, or any investment opportunities presented by virtue of his or her position, to personal advantage or to the detriment of a client or prospective client;

•	Provide any investment advice (i.e., advice as to the value of securities, or as to the advisability of investing in, purchasing, or selling securities) or portfolio management services for compensation to any person, other than a VAM client, under any circumstances, unless such arrangement is disclosed to and approved by the CCO and the executive officers of the Firm;

•	Serve on the board of directors or creditor or investment committee of any organizations other than VAM without the prior approval of the CCO and the executive officers of the Firm;

•	Trade mutual fund shares after the close of trading (i.e., participate in “late trading”);

•	Engage in “market timing” transactions involving mutual fund shares (i.e., attempt to gain short term profits from buying and selling mutual funds to benefit from the difference between the daily closing prices); or

•	Enter an order or make an investment that anticipates (i.e., front runs) or competes with a client order or investment.

Engaging in any of the prohibited behaviors listed above may be considered a material violation of the Code. As described in Section VIII(A) below, individuals violating this Code may be subject to sanctions, up to and including termination. Violations of this Code may also result in criminal penalties, civil liabilities, or both.

IV. MATERIAL NON-PUBLIC INFORMATION | INSIDER TRADING

A.       Insider Trading Policy Statement

VAM forbids VAM personnel and members of their Immediate Family from trading, either personally or on behalf of others, while in possession of material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is referred to as insider trading, and the policy prohibiting insider trading (i) applies to all VAM personnel, regardless of whether they are considered Supervised Persons under the Code, and (ii) extends to activities within and outside of their duties at the Firm.

Trading securities while in possession of material nonpublic information or improperly communicating that information to others may expose an individual to stringent penalties. Criminal sanctions may include a maximum prison sentence of 20 years and a fine for individuals of $5,000,000 or for non-natural persons (such as an entity whose securities are publicly traded) of $25,000,000. In addition, the SEC can seek to recover profits gained or losses avoided through trading on inside information. They can also impose a penalty of up to three times the illicit windfall and can issue an order barring individuals from the securities industry. Anyone found guilty of insider trading may also be sued personally by investors seeking to recover damages for insider trading violations.

B.       What Is Material Information?

Trading on inside information is not a basis for liability unless the information is material. Material Information is generally defined as information (a) for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions or (b) that is reasonably certain to have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material. Assessments of materiality involve a highly fact-specific inquiry. Any questions about whether information is material should be directed to the CCO.

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Material Information often relates to a company’s results and operations. The SEC has stated that advance information about the following is generally considered to be material:

•	Earnings;

•	Mergers, acquisitions, tender offers, or developments regarding customers or suppliers (ex: the acquisition or loss of a contract);

•	Changes in control or in management;

•	Changes in auditors, or auditor notification that the issuer may no longer rely on an auditor’s audit report;

•	Events regarding the issuer’s securities (ex: defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities); or

•	Bankruptcies or receiverships.

Material Information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Note though that Material Information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the United States Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or unfavorable.

C.       What Is Nonpublic Information?

Information is considered nonpublic until it has been effectively disseminated broadly to investors in the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information is considered public (a) after it has become available to the general public through a public filing with the SEC or some other governmental agency or has been distributed through the Dow Jones news wire, Bloomberg, Reuters Economic Services, The Wall Street Journal or other publications of general circulation, and (b) after sufficient time has passed so that the information can be considered to have been disseminated widely.

D.       What Is Insider Trading?

The term “insider trading” is not defined in the Federal Securities Laws, but generally is used to refer to the use of material nonpublic information to trade in securities, whether or not one is an insider, or to the communication of material nonpublic information to others. The law generally prohibits:

•	Trading by an insider while in possession of material nonpublic information;

•	Trading by a non-insider while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

•	Communicating material nonpublic information to others.

E.       Who Is an Insider?

The concept of who is considered an insider is broad. It generally includes officers, directors, managers and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special relationship with the company and as a result is given access to information about the company, its business

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and/or its clients. A temporary insider can include, among others, accountants, attorneys, bank lending officers, consultants, and the employees of such organizations. Sitting on the board of an issuer will also cause an individual to be deemed a temporary insider of the company of the board on which the individual sits. In addition, the Firm may become a temporary insider of a company that it advises, for which it performs other services, or in which it is considering an investment or acquisition.

F.       What Are the Penalties for Insider Trading?

As noted above, penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	Civil injunctions;

•	Treble damages;

•	Disgorgement of profits;

•	Jail sentences;

•	Fines for the person who committed the violation; and/or

•	Fines for the employer or other controlling person.

In addition to the above, violations of VAM’s insider trading policy may result in internal discipline, up to and including dismissal of the person or persons involved, and other legal action.

G.       Procedures Designed to Detect and Prevent Insider Trading

1.       Identifying Insider Information

Before trading securities, a Supervised Person should ask him or herself the following questions regarding information in his or her possession:

•	What was the source of the information? Consider carefully whether the information was obtained from any insiders, including any temporary insiders.

•	What is the nature of the information? Consider what the information covers (ex: earnings; material contracts or relationships; planned trades).

•	Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would substantially affect the market price of the Security if generally disclosed?

•	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, or other publications of general circulation? Has the information been effectively communicated to the marketplace by being filed with the SEC or the subject of an issuer press release?

If, after consideration of the above, an individual believes that the information is material and/or nonpublic, or if questions remain as to whether the information qualifies as such, the following steps should be taken:

•	Report the information and proposed trade immediately to the CCO;

•	Refrain from any purchase or sale of such Security in question; and

•	Do not further communicate the information inside or outside VAM other than to the CCO.

The CCO will review the information provided, along with any other relevant information, and will provide instructions regarding the proper course of action.

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2.       Restricted Access to Material Nonpublic Information

Information that is identified as material and nonpublic may not be communicated to anyone outside of VAM and should only be communicated within VAM to those personnel who have a reasonable business need to know such information and understand that such information is governed by this policy. In addition, care should be taken so that such information is kept secure. At a minimum, individuals should adhere to the following procedures:

•	Files containing material nonpublic or sensitive information should be handled with care. Such information should not be left lying in conference rooms or left out in offices or on desks but rather should be locked in file drawers or cabinets overnight or during an absence from the office. Additionally, such sensitive information stored in computer systems and other electronic files should be kept secure and password protected.

•	Appropriate controls for the reception and oversight of visitors to sensitive areas should be maintained. For example, visitors should be accompanied while in VAM’s offices and should not be left unattended in areas where access to nonpublic information or recommendations may be obtained.

•	Document control procedures, such as numbering counterparts and recording their distribution, and shredding papers containing material nonpublic information should be used where appropriate.

•	Business conversations should be avoided in public places, such as elevators, hallways, restrooms and public transportation or in any other situation where such conversations may be overheard.

3.       Rumor Control

VAM strictly prohibits the use or spreading of rumors. VAM personnel should be aware that all company emails may be monitored for inappropriate or illegal communications, including the creation or dissemination of false market or securities-related rumors.

4.       Restricted List

VAM maintains a Restricted List. The Restricted List includes securities about which the Firm or its Supervised Persons may have material nonpublic information and any options or derivatives on such securities. Supervised Persons should review the Firm’s Restricted List prior to entering any buy or sale of public securities. The securities of any company included on the Restricted List generally may not be purchased or sold by any Supervised Person. A Supervised Person wishing to trade a Security on the Restricted List should contact the CCO. However, trading approval from the CCO is rare in situations when a Security has been placed on the Restricted List.

V. REPORTING OF PERSONAL SECURITIES TRANSACTIONS

A.       Initial Holdings Report

Within ten (10) days of becoming an Access Person, each Access Person must submit a list of all brokerage accounts held by him or herself as well as accounts over which he or she maintains a beneficial interest and information on the holdings within those accounts.1 Holdings information must be current as of a date no more

1 Supervised Persons may provide copies of account statements in lieu of preparing a separate report on the holdings in those accounts.

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than forty-five (45) days from the date he or she becomes an Access Person. A copy of the Initial Holdings Report template is attached as Appendix B.

B.       Annual Holdings Report

Annually, each Access Person shall complete and submit to the CCO an Annual Certification and Holdings Report on the form attached as Appendix C. The information contained therein must be current as of a date no more than forty-five (45) days before the Annual Certification and Holdings Report is submitted.

C.       Duplicate Confirmations and Brokerage Account Statements

Any time an Access Person opens a new brokerage account, he or she must enter information about the new account in Financial Tracking and print and send a copy of the Rule 407 Letter to the account’s custodian so that the Firm may be set up to receive duplicate trade confirmations and statements.

D.       Quarterly Transaction Reports

Within thirty (30) days after the end of each calendar quarter, each Access Person shall make a written report to the CCO of all transactions in Covered Securities occurring in the quarter in which he or she had any direct or indirect Beneficial Ownership. Such report is hereinafter called a “Quarterly Transaction Report.” Except as provided in Section V(E) below, a Quarterly Transaction Report shall be on the form attached as Appendix D and must contain the following information with respect to each reportable transaction:

•	Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

•	Name (and as applicable, the exchange ticker symbol or CUSIP number), number of shares or principal amount of each Covered Security and the price at which the transaction was effected;

•	Name of the broker, dealer or bank with or through whom the transaction was effected; and

•	The date the Supervised Person submitted the Quarterly Transaction Report.

A Quarterly Transaction Report may contain a statement that the report is not to be construed as an admission that the person making it has or had any direct or indirect Beneficial Ownership of any Security to which the report relates.

E.       Exceptions from Reporting Requirements

An Access Person need not submit an Initial Holdings Report, a Quarterly Transaction Report, or an Annual Holdings Report with respect to any securities held in an account over which the Access Person does not exercise, directly or indirectly, any influence or control provided, however, that such influence or control shall be presumed to exist in the case of the account of an Immediate Family member of the Access Person who lives in the same household as the Access Person, absent a written determination by the CCO to the contrary.

An Access Person need not submit a Quarterly Transaction Report with respect to any transaction effected pursuant to an Automatic Investment Plan, provided that Automatic Investment Plan has been previously reviewed and approved by the CCO.

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In lieu of submitting a Quarterly Transaction Report, an Access Person may arrange for the Firm to be sent duplicate confirmations and statements for all accounts through which transactions in Securities in which the Access Person has any direct or indirect Beneficial Ownership are effected, so long as the CCO receives the confirmation or account statements no later than thirty (30) days after the end of the calendar quarter. However, a Quarterly Transaction Report must be submitted for any quarter during which the Access Person has acquired or disposed of direct or indirect Beneficial Ownership of any Covered Security if such transaction was not in an account for which duplicate confirmations and statements are being sent. Access Persons who are associated persons of the Firm and who provide duplicate confirmations and statements for their accounts to the Firm will be deemed to satisfy the requirement to submit a Quarterly Transaction Report if such confirmations and statements reflect all transactions in Covered Securities required to be reported by them hereunder. VAM shall deliver such confirmations and statements or analysis thereof to permit the CCO to ascertain compliance with this Code. Any Access Person relying on this Section V(E) shall be required to certify as to the identity of all accounts through which Covered Securities in which they have direct or indirect Beneficial Ownership are purchased, sold and held.

Each Access Person is responsible for taking the initiative to comply with the requirements of this section. Any effort by VAM to facilitate the reporting process does not change or alter that responsibility.

F.       Confidentiality of Reporting Under Code of Ethics

The CCO will keep any reports received under this Code confidential, except to the extent such reports must be reviewed with executives of the Firm as part of an investigation into potential violations of the Code or are required to be disclosed regulators.

VI. PRE-CLEARANCE PROCEDURES

A.       Obtaining Pre-Clearance

Access Persons are required to pre-clear certain securities transactions with the CCO, or a person who has been authorized by the CCO to pre-clear transactions. Each of these persons is referred to in this Code as a “Clearing Officer.” The CCO’s pre-clearance requests will be reviewed by a Clearing Officer. A Clearing Officer seeking pre-clearance with respect to his or her own transaction shall obtain such pre-clearance from another Clearing Officer.

Upon receipt of a pre-clearance request, the Clearing Officer will ascertain if the Security is on the Restricted List and, based on that determination and other factors, will grant or deny the request for pre-clearance.

B.       Time of Pre-Clearance

An Access Person may pre-clear trades only in cases where such person has a present intention to effect a transaction in the Security for which pre-clearance is sought. It is not appropriate for a Supervised Person to obtain a general or open-ended pre-clearance to cover the eventuality that he or she may buy or sell a Security at some future time depending upon market developments. Consistent with the foregoing, an Access Person may not simultaneously request pre-clearance to buy and sell the same Security.

Pre-clearance of a trade shall be valid and in effect only for the day for which it is given; provided, however, that pre-clearance approval expires if, and at the time, the Access Person requesting pre-clearance becomes

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aware of facts or circumstances that would prevent a proposed trade from being approved were such facts or circumstances made known to a Clearing Officer. Accordingly, if an Access Person becomes aware of new or changed facts or circumstances that give rise to a question as to whether approval would be granted if a Clearing Officer were aware of such facts or circumstances, the Access Person shall be required to advise the Clearing Officer of the additional information before proceeding with any securities transaction.

C.       Form & Records

All pre-clearance requests must be submitted through Financial Tracking, regardless of the type of Security or the nature of the transaction. Copies of all completed pre-clearance forms, along with the Clearing Officer’s approval / disapproval and any comments related thereto, shall be retained electronically in Financial Tracking.

D.	Factors Considered in Pre-Clearance of Personal Transactions

A    Clearing Officer may refuse to grant pre-clearance of a personal transaction in his or her sole discretion without being required to specify any reason for the refusal. Generally, a Clearing Officer will consider the following factors in determining whether to pre-clear a proposed transaction:

•	Whether the amount or nature of the transaction, or the individual placing it, is likely to affect the price or market for the Security;

•	Whether the individual requesting pre-clearance approval for the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered on behalf of one of the Firm’s clients; and

•	Whether the transaction is likely to adversely affect any of the Firm’s clients.

E.       Monitoring of Personal Transactions After Pre-Clearance

After preclearance is given to an Access Person, the CCO shall review on a periodic basis a sampling of each Access Person’s transactions to ascertain whether pre-cleared transactions have been executed on the day preclearance approval was granted and whether such transactions were executedin the manner in which they were disclosed as part of the pre-clearance request (ex: purchased if the request was for a purchase; executed in the account for which the transaction was pre-cleared). A sampling of the Clearing Officer’s transactions should be similarly reviewed by another Clearing Officer on a periodic basis.

VII. PERSONAL SECURITIES TRANSACTIONS

A.       Prohibited Transactions

The prohibitions outlined in this Section VII(A) apply to Securities acquired or disposed of in any type of transaction, including but not limited to non-brokered transactions, such as purchases and sales of privately placed Securities and Securities acquired directly from an issuer, except to the extent that one of the exceptions set forth in Section VII(B) or elsewhere within this Code is applicable.

With the exception of those of VAM’s employees who act as portfolio managers or analysts for the portfolio managers, Access Persons may not trade in equity Securities (i.e. common and preferred stocks and derivatives thereon) unless the transaction is a sale of equity securities held as of August 1, 2016.2

2 This is the date upon which the last version of the Code was published and, in turn, upon which this prohibition and corresponding carve-out was made effective.

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Access Persons may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Security in an Initial Public Offering or a Limited Offering unless he or she obtains pre-clearance.

Access Persons may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Security, and may not sell or otherwise dispose of any Security in which he or she has direct or indirect Beneficial Ownership, if he or she knows or should know at the time of entering into the transaction that VAM has an open order to purchase or sell the Security.

B.       Pre-Clearance Requirements and Exceptions

For purposes of administering this Code, Access Persons shall be presumed to have the requisite knowledge of VAM client transactions so as to require pre-clearance, regardless of whether such persons actually have such knowledge. Accordingly, all Access Persons must request pre-clearance of all transactions in Securities except if those transactions fall into one of the following categories:

•	Purchases that are made via an Automatic Investment Plan;

•	Purchases and sales/redemptions of shares of registered, open-end mutual funds, other than (a) shares of ETFs or (b) shares of registered mutual funds other than those for which VAM is the advisor or sub-advisor;

•	Bank certificates of deposit and bankers’ acceptances;

•	Commercial paper and high quality debt instruments (including repurchase agreements) with a stated maturity of 12 months or less;

•	U.S. Treasury obligations;

•	Purchases of rights issued by an issuer pro rata to all holders of a class of its Securities, if such rights are acquired from such issuer as a result of holding that class of its Securities, and the exercise of such rights;

•	Involuntary (i.e., non-volitional) purchases, sales and transfers of Securities (ex: through a mandatory reorganizational event; and

•	Transactions in an account over which the Access Person does not exercise, directly or indirectly, any influence or control; provided, however, that such influence or control shall be presumed to exist in the case of the account of an Immediate Family member of the Access Person who lives in the same household as the Access Person, absent a written determination by the CCO to the contrary.

VIII. ADMINISTRATION OF THE CODE OF ETHICS

The Firm will provide all Supervised Persons with a copy of this Code and with any amendments thereto. Each Supervised Person must provide the CCO with a written acknowledgement of his or her receipt of the Code and any amendments.3

Each Supervised Person must report violations of this Code promptly to the CCO if he or she has any reason to believe he or she may have failed to comply with (or has become aware of another person’s failure to comply with) any of the policies and procedures set forth in this Code). It is a fundamental business priority that VAM personnel cooperate in ensuring not only literal compliance with all required policies and procedures but also in fostering a comprehensive “culture of compliance.”

3 A copy of the current and prior drafts of the Code are also available on the Firm’s S drive in the Compliance folder under the Compliance Manuals and Code of Ethics sub-folder.

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To promote the reporting of violations, this may be done anonymously by leaving a written description of the incident in question on the CCO’s desk or office chair in a sealed envelope when she is away from her desk or by mailing such description to the CCO. No VAM personnel will be penalized in any respect for reporting a violation or suspected violation even if no violation in fact has occurred.

Additionally, to detect possible insider trading violations, the CCO will (i) regularly review reports comparing the Firm’s Restricted List against trading by Access Persons in their personal brokerage accounts and (ii) regularly review email to determine if Access Persons are in possession of material non-public information.

The CCO may, under circumstances that she deems appropriate and not opposed to the interests of the Firm’s clients, create exceptions to requirements under this Code so long as they are not expressly prohibited under the Federal Securities Laws.

The CCO will retain documentation of all exceptions to the Code, including a reason for the exception.

A.       CODE VIOLATIONS & SANCTIONS

Strict compliance with the rules in this Code is required. Supervised Persons should seek advice from the CCO whenever uncertainty exists about their obligations under this Code.

Supervised Persons should report any violation or suspected violation of this Code promptly to the CCO. Any violation or suspected violation involving the CCO should be brought to the attention of the Firm’s CEO or President. The CCO will inquire on an annual basis whether a Supervised Person has reason to believe that another Supervised Person or employee is in material breach of this Code or any of the Firm’s policies and procedures. No Supervised Person who makes a good faith report or who cooperates in good faith with the Firm’s investigation shall be subject to retaliation, including harassment or any adverse consequences, as a result of making a report. The CCO will investigate all reported violations or potential violations and make a recommendation to the Firm’s members as to her findings.

Supervised Persons should also inform the CCO upon receipt of any regulatory requests for information as part of an investigation or an inquiry.

Individuals violating this Code may be subjected to sanctions, up to and including termination. Violations of this Code may also result in criminal penalties, civil liabilities, or both.

B.       RECORDKEEPING & REVIEW

The Firm will retain records relevant to this Code for a period of no less than five (5) years following the end of the calendar year during which the last entry was made on such record, the most recent two (2) years of which will be retained on-site. The CCO shall maintain all records in accordance with Rule 17j-1 under the Investment Company Act and Rules 204A-1 and 204-2 under the Advisers Act. In particular, the CCO will maintain the following records:

•	A copy of the current Code as well as copies of earlier versions of the Code that were in effect at any time within the past five (5) years;

•	Records of violations of the Code, if any, including records of the actions taken subsequent to such violations;

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•	Signed acknowledgements from each person who is currently, or was at some point during the past five (5) years, subject to the Code. This acknowledgement will represent an obligation to adhere to the standards and provisions set forth in the Code;

•	A record of the names of all persons who were Supervised Persons at any time within the past five (5) years;

•	A record of each transaction and holding report made by an Access Person, and, if applicable, all brokerage account statements received by the Firm for an Access Person;

•	A record of any decision, and the reason therefor, to permit an investment by an Access Person in an Initial Public Offering or Limited Offering; and

•	A copy of all annual compliance reports prepared by VAM’s CCO to each registered fund client’s Chief Compliance Officer and its Board of Trustees as described below.

The CCO will review this Code and its operation annually, and may make amendments as a result of that review. The CCO also may make material amendments to the Code at any time during the calendar year. Any amendments or modifications to the Code will be promptly distributed or otherwise communicated to all Supervised Persons.

All information supplied under these procedures, including transaction and holdings reports (initial, quarterly and annual reports), will be reviewed by the CCO for compliance with these policies and procedures. The CCO will review all reports within 30 days after receipt. Such review shall:

•	Address whether Supervised Persons have adhered to applicable policies and procedures;

•	Compare Access Person transactions to any restrictions in effect at the time of the trade, including securities on the Restricted List; and

•	Periodically analyze the Access Person’s overall trading for patterns that may indicate abuse.

In addition, on a periodic basis, but not less than annually, VAM’s CCO shall prepare a written report to each registered fund client’s Chief Compliance Officer and its Board of Trustees setting forth the following:

•	A description of any issues arising under the Code or underlying procedures since the last report to the Board including, but not limited to, information about material violations of the Code or underlying procedures and sanctions imposed in response to the material violations;

•	A certification on behalf of VAM that VAM has adopted procedures reasonably necessary to prevent Supervised Persons from violating the Code; and

•	A summary of existing procedures concerning personal investing and any changes in procedures made during the past year.

IX. CONFLICTS OF INTEREST

All Supervised Persons must notify the CCO of any business, family, or personal relationship or dealing with a client, service provider, or any other person that may present the employee or the Firm with an actual or potential material conflict of interest. The CCO will maintain records of any conflicts of interest reported by employees or that are otherwise applicable to the Firm as determined by Firm management. Supervised Persons are required to complete VAM’s Conflicts Questionnaire at least annually, attached as Appendix E.

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APPENDIX A
FORM OF COMPLIANCE CERTIFICATE
VIVALDI ASSET MANAGEMENT, LLC
To the Chief Compliance Officer:
I,	, have received a copy of the Firm’s Compliance Manual

and Code of Ethics, together with all amendments and supplements (collectively, the “Compliance Manual”) and certify to the Firm as follows:

(1) I have read and understand the Compliance Manual and Code of Ethics and recognize that I am subject to it;

(2) I have complied with the requirements of the Compliance Manual and Code of Ethics and will continue to comply with it;

(3) I have reported and will continue to report all information required to be reported pursuant to the Compliance Manual and Code of Ethics;

(4) I understand and agree to comply with the policies and procedures discussed in the Compliance Manual and Code of Ethics, and acknowledge and agree that my failure to comply with such policies and procedures may result in discipline, up to and including dismissal, and/or other penalties as described in the Code;

(5) I also certify that I have not engaged in any illegal activity nor do I have any disciplinary history in the financial services industry;

(6) I have disclosed all outside business activities and outside business affiliations upon accepting employment at the Adviser and I update this annually as needed; and

(7) I agree to follow the confidentiality and security standards for handling VAM and VAM’s client’s information outlined in the Compliance Manual and Code of Ethics.

Name (Please Print):

Signature:

Date:_______________________________________

A-1

APPENDIX B

INITIAL CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS AND INITIAL HOLDINGS REPORT

VIVALDI ASSET MANAGEMENT, LLC

I have read and I understand the Vivaldi Asset Management, LLC’s Code of Ethics (the “Code”). I recognize that the provisions of the Code apply to me and agree to comply in all respects with the procedures described therein.

I certify that I have listed below: (1) the title and type of Security and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which I had any Beneficial Ownership as of the day I became an Access Person; and (2) the name of each broker, dealer or bank at which an account is maintained through which any Securities in which I have any Beneficial Ownership are held, purchased or sold. This report shall constitute my Initial Holdings Report. In lieu of listing all transactions in Covered Securities required to be reported by the Code, check the box below, “See Attached Brokerage Statement(s)” and provide copies of statements for each brokerage account dated within forty-five (45) days of the date of this certification.

Name of Covered Security	Type of Security	Exchange Ticker	Number of	Principal
	(ex: equity)	Symbol or CUSIP	Shares	Amount
		Number (as	or Face Amount
Applicable)

☐ See Attached Brokerage Statement(s)

Brokerage Accounts: Please list all accounts over which you or a household member has beneficial ownership.

Title on the Account	Account Type	Brokerage Firm	Account Number

Date:

Print Name:

Signature:

B-1

APPENDIX C

ANNUAL CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS AND ANNUAL HOLDINGS REPORT

VIVALDI ASSET MANAGEMENT, LLC

I have read and I understand Vivaldi Asset Management, LLC’s Code of Ethics (the “Code”). I recognize that the provisions of the Code apply to me and agree to comply in all respects with the procedures described therein. I certify that I have complied in all respects with the requirements of the Code as in effect during the past year. I also certify that all transactions during the past year that were required to be reported by me pursuant to the Code have been reported in Quarterly Transaction Reports that I have submitted to the Chief Compliance Officer or in confirmations and statements for each account through which any Securities in which I have any Beneficial Ownership are held, purchased or sold, that have been sent to the Chief Compliance Officer.

I certify that I have listed below: (1) the title and type of Security and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which I had any Beneficial Ownership as of December 31st of the prior year and (2) the name of each broker, dealer or bank at which an account is maintained through which any Securities in which I have any Beneficial Ownership are held, purchased or sold, This report shall constitute my Annual Holdings Report. In lieu of listing all transactions in Covered Securities required to be reported by the Code, you may check the box below, “See Attached Brokerage Statement(s),” and provide copies of such statements.

Name of Covered Security	Type of Security	Exchange Ticker	Number of	Principal
	(ex: equity)	Symbol or CUSIP	Shares	Amount
		Number (as	or Face Amount
Applicable)

☐ See Attached Brokerage Statement(s)

Brokerage Accounts: Please list all accounts over which you or a household member has beneficial ownership.

Title on the Account	Account Type	Brokerage Firm	Account Number

Date Submitted:

Print Name:

Signature: ________________________

C-1

APPENDIX D

QUARTERLY TRANSACTION REPORT

Vivaldi Asset Management, LLC

For the Quarter Ended: ______________, 20__

To: Chief Compliance Officer

A. Securities Transactions. During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to Section V(D) of the Code of Ethics. (If no such transactions took place write “NONE”.) In lieu of listing all transactions in Covered Securities required to be reported by Section V(DB) of the Code, check the box below, “See Attached Brokerage Statement(s),” and provide copies of the statements.

Transaction	Security	Exchange	Number of Price	Nature of	Dollar	Account in Which Transaction
Date	Name	Ticker Symbol	Shares or	Transaction	Amount of	Effected (Provide Account
		or CUSIP	Principal	(ex: Purchase)	Transaction	Number and Custodian Name)
		Number (as	Amount
Applicable)

☐ See Attached Brokerage Statement(s)

B. New Brokerage Accounts. During the quarter referred to above, I established the following accounts in which securities were held during the quarter for my direct or indirect benefit:

Title of the Account	Account Type	Custodian	Account Number	Date Opened

C. Other Matters. This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, and (ii) excludes other transactions not required to be reported.

Date:

Signature:

Print Name:

D-1

APPENDIX E

CONFLICTS QUESTIONNAIRE

Vivaldi Asset Management, LLC

Vivaldi Asset Management, LLC is required to monitor Supervised Persons’ circumstances which may pose a potential conflict with our management of our clients’ accounts. Please complete this questionnaire and disclose the required information at least annually. If the answer to any of the sections below is “NONE”, please place an “X” through that section. If during the year, your activities or associations change in a way that would change your responses, you must promptly notify the CCO of such change(s).

A.	Please disclose the requested information for any entity (including any commercial business or not-for-profit organization) other than the Firm in which, or from which, you (1) receive compensation; (2) take an active role in making management decisions; (3) serve as an officer, director or general partner; or (4) provide any advice about investments.

Name of Entity:	Nature of Affiliation or Title:	Public Company
Yes/No
Yes/No
Yes/No
Yes/No

B.	Please disclose whether your spouse or any immediate family member (including your parents, child or siblings) currently conducts business or works for an entity that conducts business with the Firm or is involved in or works for a securities-related business (e.g. an investment adviser, broker-dealer, or bank).

Describe:__________________________________________________________________________________________

_________________________________________________________________________________________________

NOTE: In the event that any of the entries in Section A or Section B above is new, additional information will be requested from you so that the CCO and the executives of the Firm can review this affiliation and ascertain (a) whether permissible and (b) if permissible, what controls will need to be implemented to mitigate any conflicts that may arise with either your or the Firm’s activities.

C.	Please disclose whether your spouse or any immediate family member (including your parents, children or siblings) currently works for a public company.

Describe:__________________________________________________________________________________________

_________________________________________________________________________________________________

Please note that these questions are intended to be broad in scope. If you have any question as to whether any particular arrangement or relationship should be disclosed on this form, please consult the Compliance Officer.

Signature: ___________________________________

Print Name: __________________________________

Date: _______________________________________